CERTIFICATE OF DESIGNATION OF
RIGHTS, PREFERENCES AND PRIVILEGES OF
SERIES C PREFERRED STOCK OF
NEAH POWER SYSTEMS, INC.

The undersigned, Gerard C. D’Couto and Stephen Wilson, do hereby certify:

1)   That they are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of Neah Power Systems, Inc., a Nevada corporation (the “Corporation”).

2)   That, immediately prior to the filing of this Certificate of Designation, the Corporation was authorized to issue 5,000,000 shares of Preferred Stock, with 2,500,000 shares previously designated as Series A Preferred Stock  and 1,000,000 shares previously designated as Series B Preferred Stock.

3)   That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation and Nevada Revised Statutes § 78.1955, the Board of Directors of the Corporation on November 4, 2011 adopted the following resolutions creating a series of Preferred Stock designated as Series C Preferred Stock:

Creation of Series C Preferred Stock

RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Articles of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

Section 1.   Designation and Amount.  The shares of such series shall be designated as “Series C Preferred Stock.”  The number of shares constituting such series shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to less than the number of Series C Preferred Stock shares then issued and outstanding plus the number of Series C Preferred Stock shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

Section 2.   Proportional Adjustment.  In the event that the Corporation shall at any time after the issuance of any share or shares of Series C Preferred Stock (i) declare any dividend on the common stock of the Corporation (the “Common Stock”) payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series C Preferred Stock.

Section 3.   Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, Series A Preferred Stock, and Series B Preferred Stock by reason of their ownership thereof, an amount equal to the original purchase price paid for each share of Series C Preferred held by them (as appropriately adjusted for any stock dividend, stock split, recapitalization or combination of shares). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock and any other preferred series stock with like preferences shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to the Company’s preferred stock shareholders shall be distributed ratably among the holders of the Series C Preferred Stock and other preferred series stock with like preferences in proportion to the preferential amount each such holder is otherwise entitled to receive.  After payment has been made of the full Series C liquidation preference, the remaining assets of the Corporation, if any, shall be distributed ratably among the holders of Common Stock , Series A Preferred Stock, and Series B Preferred Stock and any other class or series of stock entitled to participate with the Common Stock pro rata based upon the number of shares of Common Stock held by each.

Section 4.   Dividends.  The holder of each share of Series C Preferred Stock shall be entitled to receive dividend of 8% per annum for the first six months only on the original purchase price for such shares, payable quarterly in arrears, which shall be paid in by cash, out of funds that are legally available therefor, or in Common Stock, at the discretion of the Corporation. No dividends will be paid and there will be no entitlement to dividends after the first six months of holding of the Series C Preferred Stock. Payment in Common Stock will be valued at the average closing price of the common stock on the ten trading days immediately preceding the last day of the quarters.

Section 5.   Voting Rights. Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of the Series C Preferred Stock (i) shall be entitled to vote together with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock, (ii) shall have such other voting rights as are specified in the Articles of Incorporation or as otherwise provided by Nevada law; and (iii) shall be entitled to receive notice of any stockholders' meeting in accordance with the Articles of Incorporation and By-laws of the Corporation. For purposes of the voting rights set forth in this Section 5(a), each share of Series C Preferred Stock shall entitle the holder thereof to cast one vote for each whole vote that such holder would be entitled to cast had such holder converted its Series C Preferred Stock into shares of Common Stock,  as of the date immediately prior to the record date for determining the stockholders of the Corporation eligible to vote on any such matter. For purposes of the voting rights set forth in this Section 5, each share of Series C Preferred Stock shall entitle the holder thereof to cast one vote for each whole vote that such holder would be entitled to cast had such holder converted its Series C Preferred Stock into shares of Common Stock, limited by the total available number of authorized and unissued shares of the Corporation (after taking into account shares of Common Stock reserved for issuance upon conversion of the Series B Preferred Stock), as of the date immediately prior to the record date for determining the stockholders of the Corporation eligible to vote on any such matter

Section 6.   Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, including upon conversion of Series C Preferred Stock into Common Stock, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 7.   Conversion.

(a)  Right to Convert.  Subject to and in compliance with the provisions of this Section 7, each share of Series C Preferred Stock may, at a date no earlier than 6 months from the date of issuance and at the option of the holder of the Series C Preferred Stock, be converted into one thousand (1,000) (as appropriately adjusted for any stock dividend, stock split, recapitalization or combination of shares) fully paid and non-assessable shares of Common Stock (a “Conversion”).

(b)  Mechanics of the Conversion.  A holder of the Series C Preferred Stock may exercise the conversion right specified in subsection 7(a) as to all or any part thereof by delivering to the Corporation of a notice of Conversion (a “Conversion Notice”), which Conversion Notice shall set forth the number of shares of the Series C Preferred Stock the holder is converting to Common Stock, accompanied by surrender of the certificate or certificates representing the Series C Preferred Stock to be converted, duly endorsed. The Series C shares shall be converted in whole integers, and no fraction of Series C shares shall be converted, unless originally issued as such by the Company. Upon receipt by the Corporation of the stock certificates representing the Series C Preferred Stock shares that are the subject of the Conversion Notice, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The Conversion shall be deemed to have been made at the close of business on the date the Conversion Notice is deemed effective in accordance with Section 8. The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

Section 8.   STOCK SPLITS, DIVIDENDS AND COMBINATIONS. In the event that the Company shall at any time subdivide the outstanding Shares or issue a stock dividend on its outstanding Shares, the number of Shares issuable upon exercise of this Preferred Stock immediately prior to such subdivision or to the issuance of such stock dividend shall be proportionately adjusted.

Section 9.   Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal  business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by regular mail, postage prepaid, or (iv) one (1) day after deposit with a nationally  recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

RESOLVED FURTHER, that the Chief Executive Officer or Chief Financial Officer of this Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation with the Nevada Secretary of State in accordance with the foregoing resolution and Nevada Revised Statutes § 78.1955 and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

4)   That the authorized number of shares of Preferred Stock of the Corporation is 5,000,000, the number of shares designated as Series C Preferred Stock is 1,000,000, and no such shares of Series C Preferred Stock have been issued as of the time of the filing of this Certificate of Designation with the Nevada Secretary of State.

We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.

Executed at  Bothell, Washington on  November 4, 2011.

By:
Gerard C. D’Couto Chief Executive Officer

By:
Stephen M. Wilson Chief Financial Officer

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